Exhibit 99.1

October 21, 2010	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Lewis
918-561-5325

ONEOK Increases Quarterly Dividend
    TULSA, Okla. – Oct. 21, 2010 – The board of directors of ONEOK, Inc. (NYSE: OKE) today increased the quarterly dividend to 48 cents per share of common stock from 46 cents per share, effective for the third quarter 2010, payable Nov. 12, 2010, to shareholders of record at the close of business Oct. 29, 2010.

    “This dividend increase – our third this year – reflects our continued confidence in the company and its ability to deliver strong earnings and cash flow,” said John W. Gibson, ONEOK president and chief executive officer.

    ONEOK indicated previously that it expects to increase its dividend 50 percent to 60 percent between 2011 and 2013, subject to board of directors’ approval.

    Since January 2006, the company has increased the dividend 10 times, representing a 71 percent increase during that period.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to financial adjustments in connection with the accelerated share repurchase program and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKE-FD

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